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                                                                   EXHIBIT 23.2





The Board of Directors
American Homestar Corporation:

We consent to the incorporation by reference in the registration statement
(No. 333-) on Form S-3 of American Homestar Corporation of our report dated June 26, 1997, relating to the consolidated balance sheets of American Homestar Corporation and Subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1997, and the related schedule, which report appears in the May 31, 1997 annual report on Form 10-K of American Homestar Corporation.


                                        /s/  KPMG PEAT MARWICK LLP

                                             KPMG PEAT MARWICK LLP




Houston, Texas
August 27, 1997